Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “FIGURE CERTIFICATE COMPANY”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF APRIL, A.D. 2023, AT 4:39 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

7405478 8100 SR# 20231436031	Authentication: 203139158 Date: 04-14-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporation Delivered 04:39 PM 04/13/2023 FILED 04:39 PM 04/13/2023 SR 20231436031 - File Number 7405478

CERTIFICATE OF INCORPORATION

OF

FIGURE CERTIFICATE COMPANY

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Figure Certificate Company (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.0001 per share, and are to be of a single class.

FIFTH. The sole incorporator of the Corporation is Jeremy M. Miller, whose mailing address is c/o Stradley Ronon Stevens & Young, LLP, 100 Park Avenue, Suite 2000, New York, NY.

SIXTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH. No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, as applicable, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to an officer, in any action by or in the right of the Corporation. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

The undersigned sole incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed as of April 13, 2023.

/s/ Jeremy M. Miller Jeremy M. Miller Sole Incorporator